Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIDEO NETWORK COMMUNICATIONS, INC.

(FORMERLY OBJECTIVE COMMUNICATIONS, INC.)

     Video Network Communications, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does, by Carl Muscari, its Chairman, President & Chief Executive Officer and attested to by Robert H. Emery, its Chief Financial Officer, Vice President, Administration, and Secretary, under its corporate seal, hereby certify that:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 5, 1993.

2. Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, at a special telephonic meeting of the Board of Directors of the Corporation duly convened and held on December 26, 2001, the Board of Directors of the Corporation found that the following proposed amendment of the Certificate of Incorporation of the Corporation (as previously restated and amended) was advisable and in the best interests of the Corporation and directed that the following proposed amendment be submitted for consideration and action thereon by the stockholders of the Corporation:

A new Article Fifth shall be inserted between the current Article Fourth and Article Fifth of the Certificate of Incorporation of the Corporation (as previously restated and amended) and the existing Article Fifth and subsequently numbered Articles shall be renumbered sequentially, such new Article Fifth to read as follows:

“ARTICLE FIFTH

Common Stock

At the time at which this Fifth Amended and Restated Certificate of Incorporation (the “Amended Certificate”) becomes effective (the “Effective Date”), each five (5) shares of authorized Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Date shall automatically be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.01 (a “New Share”). Each holder of record of shares of Common Stock so reclassified and converted shall on the Effective Date automatically become the record owner of the number of New Shares as shall result from such reclassification and conversion. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and converted at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of New Share of which he, she or it is the record owner after giving effect to the provisions of the Article Fifth. The Corporation shall not issue fractional New Shares. Stockholders entitled to receive fractional New Shares shall receive, in lieu thereof, cash in an amount equal to the product of (a) the number of shares of the Common Stock held by such holder immediately prior to the Effective Date which have not been classified into a whole New Share, (b) multiplied by the closing price per share of the Common Stock as reported on the Over the Counter Bulletin Board (the “OTC”) (or such other quotation or listing system on which the Common Stock may then be listed or quoted) on the last business day prior to the Effective Date on which such closing price was published by the OTC.”

3. Pursuant to Section 211 and 242 of the General corporation Law of the State of Delaware, at a Special Meeting held on February 4, 2002, the holders of a majority of the outstanding shares of capital stock of the Corporation voted in favor of, approved and adopted the foregoing proposed amendment of the Certificate of Incorporation of the Corporation (as previously restated and amended).

4. The foregoing amendment of the Certificate of incorporation of the Corporation (as previously restated and amended) was duly adopted in accordance with the provisions of Sections 141, 211, 242(b)(1) and 242 (b)(2) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its Chairman, President & Chief Executive Officer and attested to by its Chief Financial Officer, Vice President, Administration, and Secretary, who declare, affirm, acknowledge and certify, under the penalties of perjury, that this is their free act and deed and that the facts stated herein are true and caused its corporate seal to be hereunto affixed, as of the 5th day of February, 2002.

Dated: February 5, 2002

ATTEST:	VIDEO NETWORK COMMUNICATIONS, INC (formerly Objective Communication, Inc.) a Delaware corporation

/s/ Robert H. Emery Robert H. Emery Chief Financial Officer, Vice President, Administration, and Secretary	By: /s/ Carl Muscari Carl Muscari Chairman, President & Chief Executive Officer

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